Exhibit No. 99.1

Emergency Filtration Products, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Thomas Glenndahl Accepts position on
Emergency Filtration Products’ Board of Directors

     Las Vegas, Nevada — May 13, 2002 — Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) today announced Thomas Glenndahl has accepted a seat on its Board of Directors. The Company believes Mr. Glenndahl’s wealth of business experience will prove to be a valuable asset to the Company. Mr. Glenndahl replaces J. Thomas Burns who resigned for personal reasons. The Company intends to expand its Board to from five to seven members in the near future.

     Mr. Glenndahl was born in Sweden and educated in the United States and Europe. He graduated with an MBA in international marketing from Gothenburg School of Economics in 1970. His professional experience includes: Commercial Attache with the Swedish Chamber of Commerce in Paris, France; Investment Banker with Barkley Securities, London, England and; Founder of the ASPECT International Language Schools in San Francisco, CA which was sold to Sylvan Learning Systems (Nasdaq: SLVN) in 1998.

     Presently, Mr. Glenndahl is a professional investor. He is also a Director of Harling Properties in Sweden, Aksu Pharmaceuticals in Turkey, Transnico International Group SA and Transnico Technologies Group SA in Belgium. He is a partner in the MVI Group in Scandinavia and Switzerland, and resides in Tiburon Ca. and Waterloo, Belgium.

     EFP President, Douglas K. Beplate stated, “EFP intends to fully utilize Mr. Glenndahl’s extensive International experience to increase its market presence in both the U.S. and Europe.”

About EFP:

EFP is an air filtration products manufacturer whose technology provides filtration efficiencies of “greater than 99.00% at a particle size of 0.027 microns.” Its initial products were developed for the medical market: the Vapor Isolation Valve™; RespAide™ — a CPR mask used for resuscitation of respiratory/cardiac arrest cases; an A.E.D. prep kit, and; the 2H Breathing Circuit Filter. In addition to filtration products, the Company also supplies Superstat, a modified hemostatic collagen, to the medical market.

Safe Harbor Statement: This news release contains forward-looking statements pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this news release are “forward-looking statements” that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements.

For further information, contact Wendy Harper:

Phone	702-798-4541
Fax	702-798-4939
Email	contactus@respaide.com
Web site	www.emergencyfiltration.com